Exhibit 99.2

OPTICAL CABLE CORPORATION, #11008282

Third Quarter Earnings

September 9, 2004, 10:00 a.m., ET

Financial Relations Board

Chairperson: Marilyn Meek

Operator	Good morning, ladies and gentlemen. Welcome to the Optical Cable third quarter earnings conference call. At this time, all participant lines have been placed in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone requires assistance on today’s conference, please press the star followed by the zero and the conference operator will assist you. As a reminder, this conference is being recorded Thursday, September 9, 2004.

At this time I would now like to turn the conference over to Marilyn Meek with Financial Relations Board. Please go ahead, ma’am.

M. Meek	Thank you. Good morning and thank you all for participating on Optical Cable Corporation’s third quarter fiscal 2004 conference call. By this time everyone should have obtained a copy of the earnings release. However, if you haven’t please call my office at Financial Relations Board at 212-445-8474 and we’ll fax or email a copy to you immediately.

On the call with us today is Neil Wilkin, Chairman of the Board, President and Chief Executive Officer of Optical Cable Corporation as well as other members of senior management.

Before we begin I’d like to remind everyone this call may contain forward looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including but not limited to those factors set forth in detail in the forward looking statement section of yesterday’s press release. These cautionary statements apply to the contents of the internet webcast on www.fulldisclosure.com as well as today’s call.

I’d like to now turn the call over to Neil Wilkin. Neil, please begin.

N. Wilkin	Thank you, Marilyn, and good morning. Joining me here today at Optical Cable Corporation’s offices are Tracy Smith, our Chief Financial Officer, Luke Huybrechts, our Senior Vice President of Operations, and Charlie Carson, our Senior Vice President of Marketing and Sales.

We’ll start with a few introductory remarks. We will then briefly review some of the financial results for the third quarter of fiscal year 2004 and then comment on some recent developments at OCC. Finally, we’ll answer as many of your questions as we can.

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I would like to remind everyone that Optical Cable Corporation like a number of other companies does not provide specific earnings guidance. Having said that, we continue to see signs that the short to moderate distance fiberoptic cable market is gaining strength.

Consistent with statements we made last quarter, we continue to believe our markets will show annual growth percentages in the single digit during fiscal 2004. That belief is consistent with our year-to-date net sales which increased 5% compared to the same period last year and with our third quarter net sales which showed a 9.8% increase over the previous year’s third quarter.

As we’ve reported in prior quarters this year, we continue to see strong forward sales load.

The pattern of net sales we experienced during fiscal year 2003 and the first nine months of 2004 are consistent with the seasonality patterns experienced by the company prior to fiscal year 2001. Specifically, net sales historically were relatively lower in the first half of each fiscal year and relatively higher in the second half of each fiscal year. We expect that pattern to continue during the remainder of this year.

We continue to believe our market position is solid relative to the competition. As stated in prior quarters, we continue to focus on increasing profitable sales ahead of the market and building the critical mass of infrastructure and human resources needed to execute our strategy.

Now let’s review the results for the third quarter.

We reported net income of $318,000, or 6 cents per basic and diluted share for our third fiscal quarter ended July 31, 2004, compared to a net loss of $71,000, or 1 cent per basic and diluted share for the same period last year.

On a year-to-date basis, we reported net income of $419,000, or 8 cents per basic share and 7 cents per diluted share compared to a net loss of $91,000 or 2 cents per basic and diluted share for the same period last year. This also compares to $315,000 or 5 cents per share of net income for all of fiscal year 2003.

Net sales for the third quarter of fiscal 2004 increased 9.8% to $11.3 million from $10.3 million for the same period last year. Sequentially net sales for the third quarter of fiscal 2004 increased 5.7% compared to net sales of $10.7 million for the second quarter of fiscal 2004.

Net sales for the first nine months of fiscal 2004 increased 5% to $31.3 million from $29.8 million for the same period last year.

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Gross profit as a percentage of net sales for the third quarter was 40.6% compared to 29.4% for the third quarter of fiscal 2003. By comparison, the gross margin was 39% for the first quarter of fiscal 2004 and 39.2% for the second quarter of fiscal 2004.

The higher than expected gross profit margin in the third quarter of 2004 was positively impacted by the sale of a mix of products with higher margins during the period.

During the third quarter of 2003, you will recall gross profit margin was negatively impacted by a charge of $166,000 resulting from a change in estimate with respect to a net realizable value of certain finished goods inventory and a charge of $133,000 resulting from a change in estimate regarding the collectability of a refund associated with raw material purchases.

The company’s gross profit margin increased to 39.6% for the first nine months of fiscal 2004 compared to 34.8% for the same period last year.

I have stated in previous earnings calls that we expected our gross margins to be in the 33% to 35% range over the longer term. At the same time, I’ve also indicated that Optical Cable will continue to make efforts to sell higher margin products into targeted markets and to control manufacturing costs as appropriate.

The higher than anticipated gross profit margin during the first nine months of fiscal year 2004 was the result of the sale of a mix of products with higher margins during the period and the result of the sale of inventory which had previously been estimated to be at a lower net realizable value compared with manufactured costs during the first quarter.

At this point we anticipate our gross margins may be slightly higher than we originally thought with a more likely range being 35% to 37% for the foreseeable future. A number of factors could impact our expectation, however, including product sales mix as well as changes in our judgment and estimates regarding the saleability of individual inventory items and our estimate of the ultimate selling prices for those items.

Selling, general and administrative expenses for the third quarter of fiscal 2004 increased 38.9% to $4.0 million compared to $2.9 million during the same period last year. The largest element of the net increase in SG&A expenses was compensation costs. The increase in compensation costs represents approximately 65% of the net increase. Compensation costs have increased as a result of increases in commissions as net sales have increased, increases in employee incentives targeted to improve financial results which were achieved so far this year, incentives paid to the salesforce associated with our market segment initiatives as well as new hires.

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Other compensation costs that have contributed to the increase include costs associated with expensing restricted stock grants for both members of the management team and non-employee directors. As previously disclosed, during fiscal year 2004 we began using restricted stock grants as management incentives in lieu of stock options. Additionally, during 2004 we began using restricted stock grants as partial compensation for non-employee directors as payment for board services in lieu of cash. Generally, restricted stock grants are expensed over the vesting period of the grant where stock options historically have not been expensed.

+	SG&A expenses for the first nine months of fiscal 2004 increased 21.8% to $11.6 million from $9.6 million for the same period last year. We continue to monitor all of our expenses including SG&A in order to keep our costs down, but are also working towards building a stronger company for the future.

We have added and will continue to add as necessary appropriate personnel and resources that will permit us to increase sales and profitability over the longer term.

With respect to our bank debt, we are pleased to report that as of July 31, 2004, we continue to have no outstanding debt balance on our bank line of credit. Additionally, we have a cash balance of over $3.1 million as of July 31, 2004.

We are pleased that we are able to continue to operate profitably. Our third quarter results reflect efforts we have made to improve our overall financial results. As I have stated previously, your management team continues to be committed to further increasing sales and profitability.

Since our last earnings call as announced in July, we added a new member of our Board of Directors. John Williamson joined our Board and will also serve as a member of our Audit Committee. John is President, Chief Executive Officer, Chairman of the Board of RGC Resources, Inc., which is a NASDAQ national market listed company and a company that’s located in Roanoke. We’re quite pleased John agreed to join the Board and look forward to the contributions he’s sure to make.

At this time, we’d be happy to answer questions. Marilyn, if you would please indicate or have the operator indicate the instructions for participants to call in their questions, I would appreciate it.

M. Meek	Thank you, Neil. I would just like to remind everyone we will be taking questions only from analysts and fund investors and in the interest of time, each person wishing to ask questions will be permitted to ask two questions. We will allow for additional questions at the end if there is time. Operator, could you please give the instructions?

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Operator	Thank you, ma’am. Ladies and gentlemen, if you do have a question, please press the star followed by the one on your pushbutton phone. If you’d like to withdraw from the polling process, please press the star followed by the two. You will hear a 3-toned prompt acknowledging your selection. Your questions will be polled in the order that they are received. If you are using speaker equipment we do ask that you lift the handset before pressing the numbers. One moment please for our first question.

Our first question comes from Kevin Wenck. Please state your company affiliation followed by your question.

K. Wenck	Polynous Capital Management. Good morning, Neil.

N. Wilkin	Good morning, Kevin.

K. Wenck	Very nice quarter. I know you made some comments about the gross margins and you’ve raised the range a little bit from what previous comments that had been. But on earlier calls, I’ve asked some questions about how much previously written down inventory might have increased gross margins. It seemed like that was a relatively minor contributor. Is that still the case?

M. Wilkin	It’s a minor contributor and it’s been a consistent contributor. We do have each quarter some write off of old inventory but it’s been rather consistent. The only unusual event that occurred in Q1 which is we had some previously written off inventory that we sold and that contributed to increasing the gross margin in Q1.

K. Wenck	My memory of our discussion on that call was it might have increased gross margins .2% or something as a percentage of sales, so you’re getting it most from product mix. Is that still correct?

N. Wilkin	I don’t recall the exact percentage from our prior discussion but yes, most of this is from product mix and because we sell to various different industries and various different customer types and for various different applications, some of that we can control through our marketing efforts, but some of it depends on demand at any point in time.

K. Wenck	Help us understand why the gross margins you’ve seen through the first three quarters now of the year will possibly go back to lower levels. Could you give us any more color as to what kind of product mix is driving the current gross margins because after 3 quarters of them looking pretty consistent at this point and slight improvements sequentially each quarter, it’d be helpful for us to understand what’s going to cause them to go back to the 35% to 37% range.

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N. Wilkin	I think as you know, Kevin, from dealing with me I try to make sure we’re not overly optimistic in a way that would be inappropriate and our best estimates based on where we see the fourth quarter so far which obviously our visibility’s a little bit limited, but we have some indications, and the fact that we’ve seen fluctuations. I mean the first quarter would have been exactly in that range but for this inventory sale that we had. I feel uncomfortable raising it to a much higher rate.

I’m not saying it can’t go higher and clearly we are doing our utmost to improve our efficiencies and improve our gross margins through not only the sale of product mix but what’s being done on the operations side. At this point I just feel uncomfortable saying it’s going to be much higher than the 35%-37% range.

That doesn’t mean it won’t be, but I’d really feel like I was not being fair to you all if it ended up being in that range but I was on this call saying we expected it to be exactly as it had been in the second and third quarters.

We have large projects that can significantly influence our margins from quarter-to-quarter. We’ve been very fortunate as to how that’s played out this quarter and I think the 35-37% is a good range but I can guarantee you we’re working to make it higher at every opportunity. One thing that’s helping us is as the industry has gained strength recently, we’re not seeing and don’t expect to see significant pricing pressures.

K. Wenck	Okay, thanks for your time.

Operator	Thank you sir. Ladies and gentlemen, if there are additional audio questions at this time, please press the star followed by the one. As a reminder if you are using speaker equipment we do ask that you lift your hand set before pressing the numbers. One moment please for our next question. Our next question is a follow up question from Kevin Wenck. Please go ahead with your question.

K. Wenck	Just too early for everyone this morning. In terms of looking into next year, what kind of hiring plans do you have at this point and what would a preliminary capital budget look like at this point?

N. Wilkin	I’m not prepared to comment on a capital budget at this point, what it’s going to look like for next year. We’re not far enough along internally to comment at this point.

What I would say is you’ll notice in our press release we don’t include the statement of cash flows. You’ll notice when we file the 10Q which should be before the end of this week, we had originally budgeted $2.6 million as I’ve said on prior calls for capital expenditures for this year and we haven’t quite been expending as much money as we anticipated simply because we’re taking our time and doing it smartly rather than arbitrary spending money.

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What you’ll notice when you look at the 10Q is that we haven’t quite stayed on target for $2.6 by the end of the fiscal year. In fact, we’re substantially short of that. When you look at the cash flow statement in the 10Q, also look at the commitments that we’ve made because there’s some things we’ve spent recently that are rather significant that you’ll at least get an idea of where we’re at year-to-date in the 10Q.

I can’t really say what the budget is. We’ve got our list of things that we’re changing and improvements we’re making to build out the infrastructure and items that have been budgeted for this year that don’t get spent are going to be carried over to next year.

I only answered your question about the cap ex. The other question was number of people. With respect to the number of people, there’s 2 groups of folks that end up impacting our income statement. You have the folks that we add on the production floor and that gets put into cost of goods sold. Then we have other folks, whether it be engineering or other positions that end up in sales and general and administrative sales people, everything else other than production essentially.

We’ve been continuing to add and we’ve had a number of folks start last week on the production side and even as we’ve been adding people, the gross margins have been holding up.

With respect to other adds there’s a couple of individuals that we plan on hiring to expand our engineering group. As part of the reorganization we talked about last quarter, technology and engineering is expanding its capabilities but I don’t see at this point that it’s going to significantly impact our SG&A expenses above our current levels.

I haven’t given you any specifics. I don’t want to get into a specific headcount as far as adds go, but hopefully that answers your question and gives you an idea of where we’re at.

K. Wenck	What is headcount currently?

N. Wilkin	It is 199 people which includes some independent dedicated contractors but that’s consistent with the number we’ve been disclosing previously. That’s up from 188 I think as of the second quarter.

K. Wenck	Okay, and then one last or general question. Maybe an internal assessment of things that you feel the company is doing very well right now and then some areas that you feel that you’re still working on to improve things with the company.

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N. Wilkin	I think there’s a number of things we do very well which is the reason why we continue to be well positioned in the marketplace. We have an outstanding salesforce very well positioned with our customer base, with our distributor base and they add a whole lot of value to the company.

We have significant and technical capabilities that we have here because the folks who are here at OCC, a large number of them have years and years of experience from a technical aspect of the fiberoptic cable industry.

We are well positioned because of our product offering to target specific market segments where our products are particularly well suited and we expect that to be beneficial going forward.

Those are some of our significant strengths. Also financially would be another one. I’ll mention a couple of areas that I want to improve and then if I can think of any other strengths or if anyone else around the table has a couple they want to mention, then we’ll point those out.

As far as weaknesses go, while our infrastructure is in good shape, it’s something that needed improving and part of what was inherited by the essentially new management team was a facility that needed some upgrading and we’re in the process of doing that. That’s an area where we’re going to see a future benefit going forward and it’s something we’re addressing.

As part of that, I continually am working towards getting better and more information more quickly and getting that pushed down further in the organization so that people can continue to improve their decision making capabilities and really act in a more significant way towards advancing the company at all levels.

I’m a big believer in the fact that each person at the company, no matter what their position, has a real opportunity to significantly impact our profitability, significantly impact our relationship with customers, significantly impact our efficiency.

On weakness, I guess one of the things, Kevin, and you and I’ve talked about and I don’t know if I’d describe it particularly as a weakness, but something that we’ll continue to look at improving is our investor relations function and we’ve taken some steps down that road but I think there’s some further steps we can take.

You know how sensitive I am to the fact that I want to make sure we’re getting good information out to people but I don’t want to be acting in a way that would somehow artificially affect our stock price. I’ve said on numerous occasions that I think the best way to improve our stock performance is to focus on the fundamentals of the business and prove as I believe this year we have, at least through the third quarter, our ability to increase profits, increase efficiencies, increase sales and to continue to do that going forward.

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I guess another strength while we’re circling around and I’m starting to ramble a little bit, but another strength that I really want to focus on is the fact that OCC, the management team, is really focused on building that critical mass that’s necessary to sustain the company through future growth. One of the things I hope shareholders will see and that I expect to see is over the longer term as sales increase, we can start to see more dollars dropping to the net income line and I think that’s a real advantage of what we’re doing now and what we’re building now.

K. Wenck	Great, thanks a lot for all your comments.

Operator	Thank you sir. Gentlemen, at this time we have no additional audio questions. Please continue with any further statements you wish to raise.

N. Wilkin	Thank you, everyone, for taking the time to participate on our third quarter earnings call this morning. We appreciate your time, your questions and your interest in Optical Cable Corporation. Hope everyone has a nice day. Thank you.

Operator	Thank you, sir. Ladies and gentlemen, at this time we will conclude the Optical Cable third quarter earnings conference call. If you’d like to listen to a replay of today’s presentation, please dial 1-800-405-2236 or you may also dial 303/590-3000 you will need to enter an access code of 11008282. Thank you for your participation on today’s teleconference and at this time we will conclude and you may now disconnect.

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